Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 25, 2023, with respect to the combined financial statements of Magellan Specialty Health, which report appears in the Form 8-K/A of Evolent Health, Inc. dated September 26, 2023.

/s/ KPMG LLP

St. Louis, Missouri
November 2, 2023